Exhibit 99.1

Press Release	Source: Genesis Pharmaceuticals Enterprises, Inc
Contact:
Genesis Pharmaceuticals Enterprises, Inc.	CCG Investor Relations, Inc.
Ms. Elsa Sung, CFO	Mr. Crocker Coulson, President
Phone: (954) 727-8435	Phone: (646) 213-1915
E-mail:elsasung@jiangbo.com	E-mail: crocker.coulson@ccgir.com
http:// www.genesispharmaceuticals.com	http://www.ccgirasia.com

Genesis Pharmaceuticals Reports Results for
the Second Quarter of its Fiscal Year 2009

LAIYANG, China, Feb. 17 /PRNewswire-Asia-FirstCall/ -- Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GNPH - News; "Genesis" or the "Company"), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the second quarter of its fiscal year 2009 ended December 31, 2008.

Second Quarter of Fiscal Year 2009 Highlights

•	Revenue was $32.9 million, up 24.1% from the corresponding quarter ended December 31, 2007
•	Gross profit was $25.8 million, up 30.8% from the corresponding quarter ended December 31, 2007, and gross margin was 78.3%, compared to 74.3% in the corresponding quarter ended December 31, 2007
•	Operating income was $11.4 million, up 34.7% from the corresponding quarter ended December 31, 2007
•	Net income was $5.4 million, or $0.11 per fully diluted share, up from $5.2 million, or $0.02 per fully diluted share, a year ago
•
Non-GAAP adjusted net income was $7.0 million, or $0.71 per weighted average share, up 28.8% from non-GAAP adjusted net income of $5.4 million, or $0.56 per fully diluted share, for the quarter ended December 31, 2007

•	The board of directors approved a $2 million share buyback program
•	An Assets Transfer Contract was signed in January to acquire Shandong Hongrui Pharmaceutical Factory (“Hongrui”)
•	A new website was launched: http://www.genesispharmaceuticals.com/

“We are pleased to report that Genesis Pharmaceuticals continued to show solid financial performance in the second quarter of our fiscal year 2009. Increased sales of Itopride Hydrochloride Granules and Baobaole Chewable Tablets led to strong revenue and operations income growth,” said Mr. Wubo Cao, Chairman and CEO of Genesis. “And, sales of our latest over the counter product, Radix Isatidis Dispersible Tablets, began to contribute to revenue in the second quarter.”

Second Quarter of Fiscal Year 2009 Results

Total revenue for the three months ended December 31, 2008 was $32.9 million, an increase of $6.4 million, or 24.1%, from $26.5 million for the three months ended December 31, 2007. Revenue increased mostly because of strong sales for two of the Company’s products, Itopride Hydrochloride Granules and Baobaole Chewable Tablets. Sales also grew quickly for Radix Isatidis Dispersible Tablets, a drug launched in the first quarter of the Company’s fiscal year 2009. Increased revenue was partially offset by decreased sales of Clarithromycin Sustained-Release Tablets.

Gross profit in the second quarter of the fiscal year 2009 was $25.8 million, an increase of 30.8% from $19.7 million for the prior year’s corresponding period. Gross margin increased to 78.3% from 74.3% for the prior year’s corresponding period. Gross margin increased because of increased sales of higher margin over the counter products, Baobaole chewable tables and Radix Isatidis Dispersible Tablets, and carefully managed purchases of raw materials.

Research and development costs totaled $1.1 million for the three months ended December 31, 2008, compared to $0.9 million for the three months ended December 31, 2007. Two new cooperative research and development agreements were signed to support university research and development projects in the latter part of fiscal year 2008 for which the Company makes monthly payments.

Selling, general and administrative expenses were $13.3 million for the three months ended December 31, 2008, up 28.8% from $10.3 million in the three months ended December 31, 2007. Salaries, wages and related benefits increased by 46.1% from the three months ended December 31, 2007 to $9.2 million for the three months ended December 31, 2008 primarily due to an increase in commissions as a percentage of sales paid to sales representatives and increased sales volume.

Income from operations was $11.4 million for the three months ended December 31, 2008, a 34.7% increase from $8.5 million for the three months ended December 31, 2007.

Net income for the three months ended December 31, 2008 was $5.4 million, $0.11 diluted earnings per share, compared to $5.2 million, $0.02 diluted earnings per share, for the three months ended December 31, 2007.

While the Company had a $2.9 million increase in income from operations, other expenses increased by $2.9 million. The increase in net other expenses was primarily due to increases in realized and unrealized losses of $1.3 million on security investments, an increase in interest expense and amortization of debt discounts related to financings in November 2007 and May 2008 of $2.7 million, and accounting for expenses acquired from discontinued operations associated with the Company’s reverse merger on October 1, 2007. Excluding an unrealized net loss on security investments of $422,652, and a non-cash charge for amortization of debt discount and issuance costs, and interest expense related to convertible debentures of $1.7 million, non-GAAP adjusted net income for the three months ended December 31, 2008 was $7.0 million, or $0.71 per share, a 28.7% increase from non-GAAP net income of $5.4 million, or $0.56 per share, for the three month period ended December 31, 2007.

Six Month Operating Highlights

Total revenue for the six month period ended December 31, 2008 was $60.5 million, up 40.2% from $43.2 million for the six month period ended December 31, 2007.

Gross profit for the six month period ended December 31, 2008 totaled $47.6 million, up 49.9% from $31.8 million for the six month period ended December 31, 2007. Gross profit margin was 78.7% for the six month period ended December 31, 2008, compared to 73.6% for the corresponding period in 2007.

Operating income for the six month period ended December 31, 2008 totaled $18.8 million, a 39.9% increase from $13.4 million in the corresponding period in 2007. The Company’s operating margin kept stable at around 31.0%.

Net income for the six month period ended December 31, 2008 was $8.5 million, $0.41 diluted earnings per share, compared to $8.4 million, $0.53 diluted earnings per share, for the corresponding period in 2007.

Excluding an unrealized net loss on security investments of $1.5 million, and a non-cash charge for amortization of debt discount and issuance costs related to convertible debentures of $2.0 million, non-GAAP adjusted net income for the six months ended December 31, 2008 was $12.0 million, or $1.23 per share, a 38.4% increase from non-GAAP net income of $8.7 million, or $1.46 per share, for the six month period ended December 31, 2007.

Financial Condition

As of December 31, 2008, the Company had $83.0 million in cash and restricted cash. Working capital was $83.7 million, up from $72.5 million as of June 30, 2008. Current liabilities were $33.7 million and long-term debt consisted of $4.0 million in convertible debt. Shareholders’ equity was $102.9 million. Future contractual obligations within a one year period include $8.8 million in bank debt and $4.4 million in research and development contractual agreements.

The Company generated $26.4 million in cash flow from operating activities in the first half of the fiscal year 2009, compared to $2.9 million for the first six months of 2007. The Company believes it has enough cash to meet its future cash needs and successfully implement its growth strategies.

Recent Events

In January, the Company announced that it has retained KPMG Huazhen to help the Company develop a SOX 404 compliance program. This will include an examination and report on the adequacy of the Company’s internal financial reporting and control procedures, and recommendations on how to implement best practices in the areas of operations and financial risk reporting and control.

In January, the Company announced that it signed an Assets Transfer Contract to acquire Hongrui, including all of Hongrui’s manufacturing and office buildings, land, equipment and inventories. This acquisition also includes all the rights to manufacture and distribute Hongrui’s 22 Traditional Chinese Medicines. The total purchase price will be RMB110 million (approximately $16.1 million) consisting of RMB66 million in cash (approximately $9.6 million) and 643,651 shares of Genesis’ common stock. The Company has valued the equity consideration to be paid in this transaction at approximately $12.2 million based on the closing price of the Company’s common stock on January 23, 2009.

The acquisition of Hongrui will increase the Company’s product portfolio from 6 to 28 products, and will increase the Company’s presence in the over the counter drug market while helping balance Genesis’ over the counter sales with its sales of prescription drugs. Genesis will manufacture, label and distribute the drugs it purchased from Hongrui under its own brand name, “Jiangbo.”

“We are excited by the opportunity to expand our over the counter presence by selling Hongrui’s drugs. We expect that sales of Hongrui products will have an immediate positive impact on our revenue growth. Because our attention is no longer being diverted by the demands of arbitration procedures, we believe that we can return our attention to growing Genesis and developing our Hongrui purchase.”

The Company participated in a number of American Arbitration Association (“AAA”) proceedings during the latter part of 2008 and the beginning of 2009. In February 2009, the Company was notified by an AAA Panel that it awarded a total of $980,070 to claimants in the last remaining joint arbitration proceedings against the Company. These claimants had originally sought over $13 million from the Company. Once this joint claim is satisfied, the claimants who brought the arbitration proceedings against the Company will no longer be able to seek Genesis’ shares or any other property which was originally sought in the arbitration proceedings brought by them.

“As part of our ongoing process of reviewing and improving our operational and financial reporting and controls, we engaged KPMG Huazhen to help develop a SOX 404 compliance program for us. We expect that the ideas which are generated during this engagement will help us in our ongoing preparations for upgrading the listing of our shares to the NASDAQ Capital Market.”

Business Outlook and Guidance

In January of 2009, China's government announced that it will spend more than $120 billion over the next three years to expand insurance coverage, revamp public hospitals and improve access to medical treatment. Genesis expects these government programs to create favorable market conditions for the Company, especially because most of the Company’s products are used to treat commonly occurring diseases.

The government aims to extend medical insurance to 90% of the population by 2011 and make "basic health-care services" available to all of China's 1.3 billion citizens. Making medical services available to more people is line with the Company’s marketing strategy which includes increasing sales in rural markets.

“Sales growth for Baobaole Chewable Tablets and Radix Isatidis Dispersible Tablets confirms that there are tremendous market opportunities for over the counter products in China. Our acquisition of Hongrui comes at a time when the Chinese government is about to increase its spending on drugs. We believe that Genesis is well positioned to grow its sales and market reach, and we are confident that we will meet our fiscal year 2009 guidance,” concluded Mr. Cao. “We expect revenue for fiscal 2009 to be from $122.0 to $130.0 million, and operating income to be from $40.0 to $43.0 million, excluding the impact of the Hongrui purchase.”

Conference Call

Genesis Pharmaceuticals Enterprises, Inc. management will host a conference call at 9:00 a.m. Eastern Time on Tuesday, February 17, 2009 to discuss financial results for the quarter ended December 31, 2008. Mr. Wubo Cao, Chairman and CEO, Ms. Elsa Sung, CFO, and Mr. Haibo Xu, COO, of Genesis will be present for the conference call. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time of 9:00 a.m. Eastern Time on Tuesday, February 17, 2009: (888) 419-5570. International callers should call (617) 896-9871. The Conference Passcode is 694 125 61. Replay of the conference call will be available from Tuesday, February 17, 2009 at 11:00 a.m. Eastern until Tuesday, March 3, 2009. To access the replay, call (888) 286-8010. International callers should call (617) 801-6888. The Conference Passcode is: 398 758 52.

Use of Non-GAAP Financial Information

This press release includes certain financial information, adjusted net income and adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Adjusted net income was derived by taking earnings before unrealized losses on trading securities and non-cash amortization of debt discount and debt issuance costs related to convertible securities. The Company's management believes that these non-GAAP measures provide investors with a better understanding of the Company’s historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information provided by the Company may also differ from non-GAAP information provided by other companies.  A table below provides a reconciliation of the non-GAAP financial information to the nearest GAAP measure.

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a pharmaceutical company in China producing western and Chinese herbal-based medical drugs in tablet, capsule, and granule form. For more information, visit:  http://www.genesispharmaceuticals.com/

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

– Financial Statements Follow –

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
REVENUES:
Sales	$32,944,809	$25,154,071	$60,265,493	$40,416,860
Sales - related parties	-	1,394,662	243,909	2,742,757
TOTAL REVENUES	32,944,809	26,548,733	60,509,402	43,159,617

Cost of sales	7,138,166	6,524,403	12,851,210	10,730,348
Cost of sales - related parties	-	292,040	54,493	676,209
COST OF SALES	7,138,166	6,816,443	12,905,703	11,406,557

GROSS PROFIT	25,806,643	19,732,290	47,603,699	31,753,060

RESEARCH AND DEVELOPMENT EXPENSE	1,098,525	937,390	2,196,450	1,202,310

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	13,282,421	10,311,750	26,634,396	17,133,166

INCOME FROM OPERATIONS	11,425,697	8,483,150	18,772,853	13,417,584

OTHER (INCOME) EXPENSE:
Other (income) expense, net	429,559	(40,185)	1,344,529	(27,507)
Other (income) expense - related parties	(92,774)	(26,944)	(236,724)	(53,436)
Non-operating (income) expense	(225,558)	(59,606)	(150,937)	297
Interest expense, net	1,549,331	339,484	2,902,125	399,484
Loss from discontinued operations	1,545,607	112,931	1,590,823	112,931
OTHER EXPENSE, NET	3,206,165	325,680	5,449,816	431,769

INCOME BEFORE PROVISION FOR INCOME TAXES	8,219,532	8,157,470	13,323,037	12,985,815

PROVISION FOR INCOME TAXES	2,820,346	3,004,007	4,790,367	4,597,360

NET INCOME	5,399,186	5,153,463	8,532,670	8,388,455

OTHER COMPREHENSIVE INCOME:
Unrealized holding (loss) gain	(384,650)	1,618,203	(1,947,617)	1,618,203
Foreign currency translation adjustment	248,823	1,050,485	579,464	1,467,831

COMPREHENSIVE INCOME	$5,263,359	$7,822,151	$7,164,517	$11,474,489

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	9,771,883	9,641,742	9,770,615	5,907,192

BASIC EARNINGS PER SHARE	$0.55	$0.53	$0.87	$1.42

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	10,418,317	10,206,553	10,443,463	6,472,003

DILUTED EARNINGS PER SHARE	$0.11	$0.02	$0.41	$0.53

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2008	2008
	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$76,379,860	$48,195,798
Restricted cash	6,580,962	7,839,785
Investments	532,724	2,055,241
Accounts receivable, net of allowance for doubtful accounts of
$267,957 and $155,662, respectively	26,101,618	24,312,077
Accounts receivable - related parties	188,022	673,808
Inventories	4,978,846	3,906,174
Other receivables	2,324,562	152,469
Other receivables - related parties	237,343	-
Advances to suppliers and other assets	124,578	1,718,504
Total current assets	117,448,515	88,853,856

PLANT AND EQUIPMENT, net	11,125,526	11,225,844

OTHER ASSETS:
Restricted investments	600,075	2,481,413
Financing costs, net	1,576,793	1,916,944
Intangible assets, net	9,823,785	9,916,801
Total other assets	12,000,653	14,315,158

Total other assets	$140,574,694	$114,394,858

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,924,891	$2,341,812
Short term bank loans	2,200,500	2,772,100
Notes payable	6,580,962	5,843,295
Other payables	5,613,441	3,671,703
Other payables - related parties	391,793	324,972
Accrued liabilities	231,715	173,604
Liabilities assumed from reorganization	1,771,650	1,084,427
Taxes payable	14,014,450	166,433
Total current liabilities	33,729,402	16,378,346

CONVERTIBLE DEBT, net of discount of $31,364,174 and $32,499,957
as of December 31, 2008 and June 30, 2008, respectively	3,986,278	2,500,043

Total Liabilities	37,715,680	18,878,389

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock ($0.001 par value; 20,000,000 shares authorized;
none issued or outstanding)	-	-
Common stock ($0.001 par value, 22,500,000 and 15,000,000 shares authorized, respectively; 9,791,448 and 9,767,844 shares issued
and outstanding as of December 31 and June 30, 2008 respectively)	9,792	9,770
Paid-in-capital	73,566,519	45,554,513
Captial contribution receivable	(27,845,000)	(11,000)
Retained earnings	46,109,412	39,008,403
Statutory reserves	4,685,539	3,253,878
Accumulated other comprehensive income	6,332,752	7,700,905
Total shareholders' equity	102,859,014	95,516,469
Total liabilities and shareholders' equity	$140,574,694	$114,394,858

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,532,670	$8,388,455
Loss from discontinued operations	1,590,823	112,931
Income from continuing operations	10,123,493	8,501,386
Adjustments to reconcile net income to cash
from operating activities:
Depreciation	289,749	241,282
Amortization of intangible assets	147,120	58,289
Amortization of financing costs	340,151	18,049
Amortization of debt discount	1,646,235	254,630
Bad debt expense	111,237	-
Gain on sale of marketable securities	(115,128)	(64,742)
Unrealized loss (gain) on trading securities	1,459,656	(8,893)
Other non-cash settlement	(20,000)	-
Stock-based compensation	38,028	28,750
Changes in operating assets and liabilities
Accounts receivable	(1,764,421)	(5,314,103)
Accounts receivable - related parties	488,580	(1,093,483)
Notes receivables	-	58,893
Inventories	(1,049,318)	738,910
Other receivables	(2,175,378)	(84,925)
Other receivables- related parties	(236,724)	-
Advances to suppliers and other assets	1,608,131	(2,129,298)
Accounts payable	569,601	(453,390)
Accrued liabilities	153,587	311,785
Other payables	1,815,563	(879,701)
Other payables - related parties	66,028	13,359
Liabilities assumed from reorganization	(903,600)	(689,022)
Taxes payable	13,821,621	3,363,650
Net cash provided by operating activities	26,414,211	2,871,426

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of marketable securities	117,614	376,205
Prepayment for land use right	-	(2,544,100)
Cash receipt from reverse acquisition	-	534,950
Acquisition of equipment	(128,179)	(293,487)
Net cash used in investing activities	(10,565)	(1,926,432)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (Increase) in restricted cash	12,921,612	4,270,071
Proceeds from sale of common stock and options exercised	-	180,000
Proceeds from convertible debt	-	5,000,000
Payments on debt issuance costs	-	(354,408)
Payments for dividend	-	(10,596,800)
Proceeds from bank loans	2,196,450	3,183,560
Principal payments on short term bank loans	(2,782,170)	(2,649,200)
Payment to escrow account	-	(325,000)
Payments on notes payable	704,328	(4,270,071)
Net cash provided by (used in) financing activities	1,410,770	(5,561,848)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	369,646	513,427

INCREASE (DECREASE) IN CASH	28,184,062	(4,103,427)

CASH, beginning of period	48,195,798	17,737,208

CASH, end of period	$76,379,860	$13,633,781

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME

	For Three Months Ended		For Six Months Ended
	December 31	December 31	December 31	December 31
	2008	2007	2008	2007

Net Income	5,399,186	5,153,463	8,532,670	8,388,455
Realized loss (income) on trading securities, net	418,134	(8,993)	1,459,656	(8,993)
Amortization of debt discount and debt issuance costs related to convertible debetures	1,153,760	272,679	1,986,385	272,679

Adjusted Net Income	6,971,080	5,417,149	11,978,711	8,652,141
Adjusted Earnings Per Weighted Average Number of Shares	$0.71	$0.56	$1.23	$1.46

Weighted Average Number of Shares	9,771,883	9,641,742	9,770,615	5,907,192